Court Numbers: 12381, 12382, 12383, 12384, and 12385
Estates Numbers: 51-879293, 879309, 879319, 879326, and 879332

COURT OF QUEEN'S BENCH
CLERK / SAINT JOHN
REC'D / REÇU OCT 6 2006 FILED / DÉPOSÉ
COUR DU BANC DE LA REINE
GREFFIER / SAINT-JEAN

IN THE COURT OF QUEEN'S BENCH OF NEW BRUNSWICK

IN BANKRUPTCY AND INSOLVENCY

JUDICIAL DISTRICT OF SAINT JOHN

IN THE MATTER of the Proposals of Convergix, Inc., Cynaptec Information Systems Inc., InteliSys Acquisition Inc., InteliSys (NS) Co., InteliSys Aviation Systems Inc., (the "Insolvent Persons").

ORDER

UPON THE APPLICATION of the Insolvent Persons for an Order pursuant to section 58 of the *Bankruptcy and Insolvency Act*, R.S.C. 1985, c. B-3, as amended, approving the Joint Proposal of the Insolvent Persons; and

UPON HEARING R. Gary Faloon, Q.C., on behalf of the Insolvent Persons; and

UPON Robert W. Powell, CA, CIRP, of A.C. Poirier & Associates Inc., being present.

IT IS HEREBY ORDERED THAT the Amended Joint Proposal of the Insolvent Persons dated October 3rd, 2006, a copy of which is attached hereto and marked with the letter "A" is hereby approved.

IT IS HEREBY FURTHER ORDERED THAT pursuant to the recommendation of the Trustee to this Court, contained in his Report dated September 4th, 2006, InteliSys Aviation Systems of America Inc. is at liberty *nunc pro tunc* to

COURT OF QUEEN'S BENCH NEW BRUNSWICK / COUR DU BANC DE LA REINE

... true copy of the original ... Judicial District of Saint John
Dated this 6th day of October 2006
Edward Jons, under written authorization of the Registrar dated the 23rd day of November 2001

vote in favour of the Amended Joint Proposal, a copy of which is attached hereto and marked with the letter "A".

DATED at Saint John, New Brunswick this 4th day of October, 2006.

~~Chief~~ Justice of the Court of Queen's Bench
of New Brunswick

Court Numbers: 12381, 12382, 12383, 12384, and 12385
Estates Numbers: 51-879293, 879309, 879319, 879326, and 879332

IN THE COURT OF QUEEN'S BENCH OF NEW BRUNSWICK
IN BANKRUPTCY AND INSOLVENCY
JUDICIAL DISTRICT OF SAINT JOHN

IN THE MATTER OF THE JOINT PROPOSALS OF
Convergix Inc., Cynaptec Information Systems Inc., InteliSys Acquisition Inc., InteliSys (Ns) Co., InteliSys Aviation Systems Inc.

AMENDED JOINT PROPOSAL FOR COURT APPROVAL
(Amended at the Meeting of Creditors Held September 29, 2006 at 1:30 pm and re-convened October 3, 2006 at 10:00 am
This Amended Proposal supersedes and replaces all versions of the Proposal dated prior to 11.30 am on October 3, 2006b)

Convergix Inc., Cynaptec Information Systems Inc., InteliSys Acquisition Inc., InteliSys (Ns) Co., InteliSys Aviation Systems Inc., the above-named debtors (hereinafter called the "Corporation") hereby submit the following joint proposal (the "Proposal") under the Bankruptcy and Insolvency Act (the "Act"):

Newco

1. The existing employees of the Corporation and a group of new equity investors have incorporated a new company, 627450 NB Inc. (Newco) for the purpose of acquiring all assets of the Corporation.

Newco will purchase all assets of the Corporation as follows:

i. $200,000 in cash (Cash);
ii. $250,000 in Newco Notes; see paragraphs 8.2.1 and 9 below;

The purchase and sale is subject to paragraphs 10 Conditions Precedent and 12 Events to occur after Court Approval but before Certificate of Full Performance is issued.

Secured Creditors

2. Payment of the claims of the secured creditors shall be made in the following manner:

Secured claims shall be assumed by Newco. Newco shall make satisfactory arrangements with the holders of secured creditors to assume those claims.

"A" ЯG MR 6/10/06

Preferred Claims

3. Payment in priority to all other claims of all claims directed by the said Act to be so paid in the distribution of the property of a bankrupt shall be provided for as follows:

   Preferred claims, without interest, to be paid in full in priority to all claims of ordinary creditors.

Fees and Expenses

4. Provision for payment of all proper fees and expenses of the trustee, proper fees and expenses of the financial advisor Grant Thornton Limited and the legal costs of the trustee and the Corporation on and incidental to the proceedings arising out of this Proposal, including the preparation of this Proposal, shall be made in the following manner:

   All such fees and expenses shall be paid in priority to all claims of preferred and ordinary creditors.

Crown Claims

5. All claims of Her Majesty in right of Canada or a province of a kind that could be subject to a demand under subsection 224(1.2) of the Income Tax Act (Canada) or under any substantially similar provision of provincial legislation and that were outstanding on the date of the filing of the notice of intention shall be paid in full within six (6) months of the date of court approval of this Proposal.

Landlord Claim - Disclaimer

6. In the case of the lease of real property disclaimed or repudiated by the Corporation pursuant to subsection 65.2(1) of the Act, the landlord affected by the disclaimer or repudiation may file a proof of claim for its actual losses resulting from the disclaimer of its lease by the Corporation. The actual loss being defined as the difference between the old and new monthly rental rates of $9,583 and $2,000 respectively, for a period of five months. The landlord shall rank as an Ordinary Class A Creditor as defined below in paragraph 8.1.1.

Employees

7. In the case of employees and former employees of the Corporation, amounts equal to the amounts that they would be qualified to receive under paragraph 136(1)(d) of the Act if the Corporation became bankrupt on the date of court approval of this Proposal, shall be paid to the employees and former employees of the Corporation forthwith after court approval of this Proposal.

Ordinary Creditors - Unsecured Claims

8.1 Classes

For the purpose of this Proposal all Ordinary Creditors shall be divided into the following separate classes:

8.1.1 Class A Creditors

Class A Creditors shall be those persons with claims not referred to in paragraphs 2,3,4, 5 and 7 of this Proposal, including claims of every nature and kind whatsoever, whether due or not due for payment as of the date of the Notice of Intention, and including contingent or unliquidated claims arising out of any transaction entered into by the Corporation prior to the date of the Notice of Intention, save and except for the claim of InteliSys Aviations Systems of America Inc. (IYSA);

8.1.2 Class B Creditor

The Class B Creditor shall be IYSA;

8.1.3 Class C Creditors

Class C Creditors shall be those persons who are employees and former employees with claims over and above the amounts to be paid under section 136(1)(d) of the Act, as described in paragraph 7 above.

8.2 Payment of Unsecured claims

Claims of Ordinary Creditors will be paid as follows:

8.2.1 Class A Creditors

Class A Creditors shall receive on a prorata basis, the balance of the Cash from the sale of assets to Newco, after payments are made under paragraphs 3, 4, 5 and 7 above.

The first $150 of each claim shall be paid in full in Cash.

Class A Creditors collectively, shall beneficially receive $200,000 in Newco Notes which will be issued on a prorata basis to the Class A Creditors who have proven their claims on the date that the cash distribution is made by the Trustee.

COURT OF QUEEN'S BENCH NEW BRUNSWICK · COUR DU BANC DE LA REINE NOUVEAU-BRUNSWICK

Those Class A Creditors who receive Newco Notes will hereinafter be defined as Noteholders. . The terms Noteholders and Class A Creditors will be used interchangeably in the remainder of text of this Proposal._The definition of Noteholders survives the repayment of the Newco Notes.

The Cash and the Newco Notes will be paid and issued forthwith upon issuance of the vesting order referred to in paragraph 12.. The Newco Notes attributable to the Noteholders will be issued to A.C. Poirier & Associates Inc. in its capacity as agent for the Noteholders (the "Agent") and not in its capacity as Trustee and not in its personal capacity. The Newco Notes issued to the Superintendent of Bankruptcy (the "SIB") on account of the Levy under section 147 of the Act shall be distributed to the SIB or retained by the Agent, at the sole discretion of the SIB. Newco shall also grant a security interest in all of its assets by way of a general security agreement (the "GSA") in favour of the Agent to secure Newco's obligations under the Newco Notes. The GSA will be subordinate to Secured creditors noted in paragraph 2 above and any security to be taken by a financial institution who may advance funds to Newco in the future. The subordination of the BDC security assignee will be limited to the amount outstanding under the BDC loan at the time that it was assigned (estimated at $21,000), plus interest and costs accruing thereon in accordance with its terms. The Agent's sole responsibilities are to:

- Receive the annual financial statements accompanied by a Chartered Accountant's Review Engagement or Audit Report of Newco and verify Newco's calculation of the amount to be distributed by Newco pursuant to the terms of the Newco Notes. The Agent shall be entitled to rely upon the financial statements provided by Newco without further inquiry. The Agent shall have the right and be required to call upon ACOA, the major creditor, in its verification of its amounts to be reviewed and distributed.
- Receive the funds paid by Newco on account of the Newco Notes and to distribute said funds to the Noteholders and, if applicable, the SIB.
- Execute any subordination agreement to subordinate the GSA to security taken by a financial institution advancing loans to Newco provided that the notes are not in default.
- Give notice to the Noteholders within 30 days of default. Default shall be (i) failure to deliver annual financial statements and the calculation of the distribution under the Newco Notes within 90-days of Newco's fiscal year-end; (ii) failure to make payment due under the Newco Notes to the Agent within 120 days of Newco's fiscal year-end; and failure to pay the Agent's costs within 30 days of billing; (iii) transfer of Newco's Intellectual Property.
- In the event that the Newco Notes are in default or if the Agent deems it appropriate to do so, the Agent shall be entitled to call a meeting of Noteholders on 10-days written-notice to receive instructions. Any matters before the meeting shall be determined by a majority of the Noteholders present and voting by dollar-value of their Notes

All costs associated with the work of the Agent in fulfilling the Agent's responsibilities shall be paid, within 30-days of billing, by Newco. The Agent shall be entitled to engage legal counsel in its sole and unfettered discretion to advise the Agent on any matter in connection with the Agent's responsibilibities and the fees and costs of such legal counsel shall be paid by Newco.

8.2.2 Class B Creditor

The Class B Creditor shall forgive the debt owed by the Corporation;

For greater certainty, the Class B Creditor shall not receive any of the Cash or Newco Notes from the sale of the Corporation's assets to Newco.

8.2.3 Class C Creditors

Class C Creditors collectively, shall receive $50,000 in Newco Notes to be distributed on a prorata basis. These notes shall be subordinated to those notes issued to Class A Creditors and only paid after the capital on Newco Notes to Class A Creditors have been paid in full.

The Newco Notes will be issued forthwith after Court Approval of this Proposal.

Newco Notes

9. The major attributes of the Newco Notes will be as follows:

   i. 8% interest calculated and payable annually.
   ii. Capital repayable annually in payments equivalent to 50% of Net After Tax Income above $100,000, based on present salaries and prior to any bonuses paid to employees.
   iii. Due in full no later than three years after the date of Court Approval of this Proposal;
   iv. The notes issued to Class A creditors shall be secured as described in paragraph 8.2.1 above;
   v. The notes issued to Class C Creditors will be subordinated and paid only after the notes to Class A Creditors have been paid in full and shall be unsecured;
   vi. Discounted face value for early redemption;
      - Prior to having attained the profit level described in paragraph 9ii above, Newco may at its sole discretion, redeem in whole or in part the outstanding Newco Notes as follows:

        a. at 80% of face value plus interest if redeemed within one year after the date of Court Approval of this Proposal;

        b. at 90% of face value plus interest if redeemed one year after but before two years from the date of Court Approval of this Proposal;

        c. Notes under $1,000 issued to Class A Creditors may, be redeemed collectively at 80% of face value plus interest anytime prior to the date one year after Court Approval of this Proposal;

vii. Class A creditors other than those referred in paragraph 9vi c, may chose to opt out of the discounted early redemption provision discussed in paragraphs 9vi a and b by advising the Trustee in writing by registered mail no later than 21 days after court approval of this proposal.

Conditions Precedent

10. As provided for in the Act, the arrangements set out in this Proposal will not take effect unless the conditions set forth below are substantially satisfied on or before the date of Court Approval of this Proposal.

    (a). All approvals and consents to the Proposal that may be required have been obtained including the approval of the statutory majority of all classes of ordinary creditors, save and except for those approvals noted in paragraph 12 below.

    (b). The Proposal of IYSA has been approved concurrently by the Creditors and the Court.

    (c). Receipt of written confirmation from Newco that it will not transfer its Intellectual property during the period of time that Newco Notes remain outstanding.

Compromise Effective for all Purposes

11. The payment, compromise or other satisfaction of any claim under this Proposal shall be binding upon such creditor, its heirs, executors, administrators, successors and assigns, for all purposes and shall also be effective to relieve any third party directly or indirectly liable for such indebtedness, whether as guarantor, indemnitor, tenant, director, joint covenantor, principal or otherwise.

Events to occur after Court Approval but before Certificate of Full Performance is issued

12. The following events will have to occur after Court Approval but before the Certificate of Full Performance is issued by the Trustee, all of which must occur no later than 30 days after Court Approval of the Proposal:

    (a). Any approvals and consents have been received from Secured Creditors as noted in paragraph 2, approval of all relevant financing by Newco's equity investors and receipt of confirmation on the eligibility of the New Brunswick Tax credit for that equity investment;

    (b)The sale of the Corporation's assets to Newco has been finalized and a Vesting Order to that effect has been granted in favor of Newco. Newco may at its sole discretion, waive this requirement for a Vesting Order.

    (c). Approval of the Custodian Agreement noted in paragraph 17 below.

Trustee

13. A.C. Poirier & Associates Inc. (the "Trustee"), of the City of St. John, in the Province of New Brunswick, shall be the Trustee under this proposal and all monies payable pursuant to this Proposal shall be paid to the Trustee, and all Newco Notes shall be delivered to the Trustee who will distribute all such payments and Newco Notes in accordance with the terms of this Proposal.

Inspectors

14. At the statutory meeting of creditors to be held to consider this Proposal, the creditors may appoint the sole inspector who will be a representative of Atlantic Canada Opportunities Agency (ACOA) under this Proposal and whose powers shall be restricted to:

    (a). advising the trustee in respect of such matters as may be referred to the inspectors by the trustee, including but not necessarily limited to the approval of the Custodian Agreement described in paragraph 17 below and the power to extend the time required in paragraph 12 for an additional 30 days;

    (b). advising the Trustee concerning any dispute that may arise as to the validity of claims of preferred and ordinary creditors under this Proposal; and

    (c). approving the Trustee's final statement of receipts and disbursements.

Certificate of Full Performance

15. Payment of the Cash to the Trustee, delivery of the Newco Notes and the General Security Agreement to the Trustee in accordance with this Proposal and execution of the Custodian Agreement shall constitute full performance in accordance with section 65.3 of the Act and the Trustee shall, upon receipt, issue a certificate of full performance.

Income Taxes

16. The Corporation, upon acceptance of this Proposal by its creditors and approval by the Court, irrevocably undertakes that it will not claim any Canadian Residual Losses in any future Canadian income tax filings. "Canadian Residual Losses" are those capital losses and non-capital losses existing as at June 29, 2006, less the amount of debt forgiveness resulting from the completion of this Proposal. The Corporation further undertakes to advise the Canada Revenue Agency, in writing, of this undertaking and wind up forthwith after the Trustee has issued the Certificate of Full Performance referred to in paragraph 15.

Windfall Provision

17. Certain of the current employees of the Corporation shall become common shareholders of Newco (the "Employee Shareholders"). The Employee Shareholders agree to place with A.C. Poirier & Associates Inc., as custodian (the "Custodian"), and not as Trustee under this proposal, common shares owned by the Employee Shareholders representing 15% of the total common share equity of Newco. The intent is that the shares be held by the Custodian until the earlier of a Triggering Event or the expiry of three years after Court Approval of the Proposal. In the event that the Newco Notes are in default, the three year period is extended to five years. If a Triggering Event occurs then the beneficial ownership of the shares is to be irrevocably transferred to the Noteholders or its assignee.. A Triggering Event shall be defined as: (i) the sale of the intellectual property of Newco , (ii) the sale of more than 51% of the initial common shares of Newco to an outside party. (iii) the initiation of any process to take Newco public. Should a Triggering event occur, a Class A Creditor may chose to have the shares to which it is entitled held in trust by the Custodian for the Class A Creditor's benefit. If a Triggering Event occurs and the beneficial ownership is transferred to the Class A Creditors, the transfer must be income tax neutral for the Employee Shareholders. All costs of the Custodian are to be born by Newco. The Inspector shall approve the final form of the agreement (the "Custodian Agreement") governing the rights and responsibilities of the Custodian, which agreement must also be satisfactory to the Custodian. The Custodian Agreement must be completed prior to the closing of the transaction between Newco and the Corporation.

Dated at Shediac New Brunswick this 3 day of October, 2006.

Convergix Inc., Cynaptec Information Systems Inc., InteliSys Acquisition Inc., InteliSys (NS) Co., InteliSys Aviation Systems Inc.

By: ______________________

Jock English COO